Exhibit 10.6

DEAL LICENSE AGREEMENT

     This Deal License Agreement (this “Agreement”) is made and entered into as of this 13th day of January, 2004, by and between: Aether Systems, Inc., a Delaware corporation (“Licensor”); and TSYS Acquisition Corporation, a Maryland corporation, and TeleCommunication Systems, Inc., a Maryland corporation (collectively, “Licensee”). Licensor and Licensee may be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

     WHEREAS, Licensor and Licensee are parties to that certain Purchase Agreement dated December 18 2003 (the “Purchase Agreement”); and,

     WHEREAS, as a condition to the Closing of the Purchase Agreement, Licensor has agreed to grant Licensee a license to certain intellectual property used in the Business as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein provided and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. All capitalized terms used in this Agreement but not otherwise defined herein shall have the same meanings as set forth in the Purchase Agreement.

1.1.	Effective Date. “Effective Date” shall mean the date first written above.

1.2.	IP. “IP” means all inventions, discoveries, concepts, ideas, improvements, combinations, extensions, computer software (source code and object code), methods, processes, machines, manufactures, compositions of matter, algorithms, original works of authorship, mask works, designs, prototypes, trade secrets, and all related know-how, whether or not protectable under the patent, copyright, and/or trade secret laws. IP shall not include any rights in trademarks, service marks or trade names or any goodwill associated therewith.

1.3.	Residual Seller IP. “Residual Seller IP” means any and all IP, other than the Intellectual Property, necessary for the conduct of the Business as presently conducted, and owned by, or licensed to, Licensor or an Affiliate of Licensor as of the Effective Date; provided, however, that Residual Seller IP includes IP licensed to Aether or an Affiliate of Aether by a third party only to the extent such IP is (i) set forth on Exhibit A and (ii) Aether or such Affiliate of Aether has the rights to grant the licenses granted in this Agreement without any further obligations (including any payment obligations) to the licensor of such IP and would be limited to the terms and conditions of such third-party agreement. For the avoidance of doubt, Residual Seller IP shall include rights in Licensor’s “ASOP” product.

1.4.	Licensed-Back IP. “Licensed-Back IP” means any Intellectual Property described in Exhibit B.

2.	License Grant.

2.1.	Grant. During the term of this Agreement, Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, a non-exclusive, worldwide, irrevocable, perpetual, royalty-free right and license to make, have made, use, offer for sale, sell, import, display, perform, prepare derivative works, distribute, transmit or otherwise exploit the Residual Seller IP in connection with the operation of the Business.

2.2.	Trade Secret Restriction. Notwithstanding the license granted pursuant to Section 2.1, Licensee shall not disclose any trade secrets included in the Residual Seller IP to any third party and shall use its best efforts to maintain the confidentiality of any trade secrets of Licensor contained in any Residual Seller IP.

2.3.	Sublicense Restriction. Licensee may sublicense the rights granted pursuant to Section 2.1 (including to its Affiliates) without Licensor’s written consent; provided, however, that Licensee may not sublicense any Residual Seller IP set forth on Exhibit A without Licensor’s prior written consent, which may be withheld in Licensor’s sole discretion and subject to the terms and conditions of any third-party license related to such Residual IP.

3.	Licensed-Back IP. During the term of this Agreement, Licensee hereby grants to Licensor, subject to the terms and conditions of this Agreement, a non-exclusive, worldwide, irrevocable, perpetual, royalty-free license (including the right to grant sublicenses which may include further sublicense) to make, have made, use, offer for sale, sell, import, display, perform, prepare derivative works, distribute, transmit or otherwise exploit the Licensed-Back IP in the conduct of Licensor’s business.

4.	Compliance with Laws. Both Parties shall comply with all Applicable Laws, including any export control laws of the United States, in connection with the exercise of any rights granted pursuant to this Agreement.

5.	Ownership. Licensee acknowledges that, as between the Parties, all Residual Seller IP is the property of Licensor, and Licensee agrees not to challenge or contest the validity or Licensor’s ownership or other rights in or to the Residual Seller IP (or any other rights that Licensor may have in the Residual Seller IP) anywhere in the world. Nothing in this Agreement or the performance hereof shall operate to grant Licensee or otherwise vest in Licensee any right, title, or interest in or to any of the Residual Seller IP other than the licenses granted pursuant to Section 2. To the extent any such right, title or interest does, by operation of law, become vested in Licensee, Licensee agrees to and hereby does transfer any such right, title and interest to Licensor.

6.	Infringements.

6.1.	Notice. Each Party shall as soon as it becomes aware thereof give the other Party in writing full particulars of any infringement of such Party’s rights in the Residual Seller IP or Licensed-Back IP, as applicable. If a Party becomes aware that any other person or entity alleges that any of the Residual Seller IP or Licensed-Back IP, as applicable, is invalid or that use thereof infringes any rights of any other person or entity, such Party shall immediately give the other Party full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof or take any actions without the other Party’s prior written consent.

6.2.	Proceedings.

6.2.1.     As between the Parties, Licensor shall have the sole right, but not the obligation, to control and conduct all proceedings relating to the Residual Seller IP and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Residual Seller IP or any other claim or counterclaim brought or threatened in respect of the use or registration of the Residual Seller IP, except to the extent otherwise required pursuant to the Purchase Agreement. Licensee shall not be entitled to bring any action for infringement nor require Licensor to bring any such action and Licensor shall not be obliged to bring or defend any proceedings in relation to the Residual Seller IP if it decides in its sole discretion not to do so.

6.2.2.     As between the Parties, Licensee shall have the sole right, but not the obligations, to control and conduct all proceedings relating to the Licensed-Back IP and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Licensed-Back IP or any other claim or counterclaim brought or threatened in respect of the use or registration of the Licensed-Back IP. Licensor shall not be entitled to bring any action for infringement nor require Licensee to bring any such action and Licensee shall not be obliged to bring or defend any proceedings in relation to the Licensed-Back IP if it decides in its sole discretion not to do so.

6.3.	Cooperation. The non-acting Party shall, at the request of the acting Party and at the acting Party’s expense, give full co-operation to the acting Party in any action, claim or proceedings brought or threatened in respect of the Residual Seller IP or Licensed-Back IP, as applicable.

7.	Term and Termination.

7.1.	Term. This Agreement shall commence on the Effective Date and shall continue thereafter in full force and effect in perpetuity. This Agreement may not be terminated for any reason by either Party.

7.2.	No Termination for Breach. In the event of a breach of this Agreement by a Party, such Party shall have thirty (30) days following notice thereof by the other Party to remedy such breach. After such period, the non-breaching Party shall be entitled to pursue all other legal and equitable remedies, including injunctive relief or damages. In addition, each Party acknowledges that any breach of this Agreement is likely to cause irreparable harm to the other Party, and that such other Party shall therefore be entitled to obtain injunctive or other equitable relief without the posting of any bond.

8.	Warranties; Indemnification.

8.1.1.	Mutual Warranties. Each Party represents, warrants and covenants to the other Party as follows: it has the full and unencumbered right, power and authority to enter into this Agreement, to grant the license rights granted hereunder, and otherwise to carry out its obligations thereunder; and it has not licensed or granted to any third party, and will not license or grant to any third party during the term of this Agreement, any rights in or to the Residual Seller IP or the Licensed-Back IP, as applicable, that are inconsistent with the license rights granted hereunder.

8.1.2.	Additional Licensor Warranties. Licensor represents and warrants to Licensee that there are no Claims as of the Effective Date which could impact upon Licensor’s right, power and authority to enter into this Agreement, to grant the license rights granted by Licensor to Licensee hereunder, or to otherwise carry out its obligations hereunder.

8.2.	Mutual Indemnification. Each Party shall be liable for and indemnify and hold harmless the other Party and its Affiliates (together with each of their officers, directors, employees and agents) against any and all liability, loss, damages, costs (including legal costs and professional costs) and expenses incurred or suffered by the same, arising out of or related to any dispute, claim, suit, proceeding or any other action brought by a third party against such other Party (or any other indemnitee) by reason of such Party’s use of the Residual Seller IP or Licensed-Back IP, as applicable, or breach of any warranty or covenant herein.

9.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM ANY PROVISION OF THIS AGREEMENT OR THE PERFORMANCE THEREOF (INCLUDING DAMAGES INCURRED BY THIRD PARTIES) INCLUDING LOSS OF PROFITS, CONTRACTS, BUSINESS, REPUTATION OR GOODWILL.

10.	Miscellaneous.

10.1.	Further Assurances. From time to time, at each Party’s request, the other Party shall execute and deliver such further instruments of conveyance, transfer and assignment and take such other actions as such Party may reasonably request to effect the purposes of this Agreement, including Section 5 hereof.

10.2.	Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed delivered when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) calendar days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

If to Licensee:

TSYS Acquisition Corp. 275 West Street Suite 400 Annapolis, MD 21401 Telephone: (410) 263-7617 Facsimile: (410) 263-7616 Attention: Thomas M. Brandt, Jr.

with a copy to:

Piper Rudnick LLP 6225 Smith Avenue Baltimore, Maryland 21209 Attn: Wilbert H. Sirota, Esq. Telephone: (410) 580-4264 Facsimile: (410) 580-3001

If to Licensor:

Aether Systems, Inc. 11460 Cronridge Dr. Owings Mills, Maryland 21117 Attn: David Oros Telephone: (410) 654-6400 Facsimile: (410) 654-6554

with a copy to:

Kirkland & Ellis LLP 655 15th Street, N.W., Suite 1200 Washington, D.C. 20005 Attn: Mark D. Director, Esq. Telephone: (202) 879-5000 Facsimile: (202) 879-5200

or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties hereto.

10.3.	Governing Law; Submission to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Maryland without regard to the conflict of law principles thereof. Courts within the State of Maryland will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the Parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any Claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

10.4.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

10.5.	Entire Agreement. This Agreement, and the attached Exhibits, constitute the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof.

10.6.	Assignment. This Agreement and any rights and obligations hereunder shall be freely assignable and transferable by each Party.

10.7.	Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by or on behalf of the Party waiving compliance unless otherwise contemplated by this Agreement. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

10.8.	Headings; Construction. The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. For the purposes of this Agreement, the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation”.

10.9.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

10.10	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.11.	No Third Party Beneficiaries. Except as provided with respect to indemnification as set forth in Section 8 and except as otherwise expressly stated in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns.

(signatures appear on following page)

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

AETHER SYSTEMS, INC.

By:	/s/ David S. Oros

	Name:	David S. Oros
	Title:	Chief Executive Officer

TSYS ACQUISITION CORP.

By:	/s/ Thomas M. Brandt, Jr.

	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Exhibit A

Third-Party IP within Residual Seller IP

None.

Exhibit B

Licensed-Back IP

All IP owned by Licensee and related to the AIM product.

All IP owned by Licensee and related to the ASOP product.